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                                                                      Exhibit 99
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CML                                                                 News Release
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                                                     524 Main Street
                                                     Acton, Massachusetts  01720
                                                     Telephone (978) 264-4155



CONTACT: Lynn Harrison
         Director of Investor Relations
         978-264-4155



FOR IMMEDIATE RELEASE
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January 26, 1998

                         CML ANNOUNCES STRATEGIC REVIEW
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        Acton, Mass., January 26, 1998 -- CML Group, Inc. (NYSE: CML), today announced that its Board of Directors is conducting a comprehensive review of the Company's strategic alternatives. In conjunction with that review, the Company has engaged Lehman Brothers to assist in identifying and evaluating opportunities for maximizing shareholder value, including possible sale, recapitalization, and/or joint venture opportunities for the Company and/or its two operating divisions.

        CML also announced a number of organizational changes undertaken in conjunction with the strategic review. John Pound, a director of CML Group, has been appointed by the Board to serve as chairman of the Company and will oversee the strategic review on behalf of the Board. Charles M. Leighton will continue as chief executive officer of CML with responsibility for assisting Lehman Brothers in its evaluation of alternatives for CML and its divisions. William J. Healey, a consultant to CML's NordicTrack division, has been appointed to the positions of president and chief executive officer of NordicTrack, and has full operational authority over that division. G. Robert Tod has been appointed chairman of NordicTrack and continues to serve as president and chief operating officer of CML Group and will also work with Lehman



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Brothers on the strategic review. Kathy Tierney, currently president of the
Company's Smith & Hawken division, has been appointed to the additional position of chief executive officer of Smith & Hawken.

        "We are dedicated to the goal of maximizing value for all of CML's shareholders," said Charles M. Leighton, chief executive officer of CML Group. "The changes that we have announced today will help us in attaining that goal."

        "I am very pleased to be able to assist CML in its pursuit of its best strategic opportunities," said John Pound. "I look forward to working with members of CML's Board and management team to pursue CML's value opportunities."

        CML also reported that it expects revenues from its second fiscal quarter, ending January 31, 1998, to be below expectations, due principally to lower than anticipated NordicTrack sales. NordicTrack's revenue shortfall has resulted primarily from a slower-than-expected ramp-up in its new elliptical product category.

        The Company indicated that expected second quarter results for its Smith & Hawken division will be in line with or exceed expectations. CML also indicated that the lower-than-expected results for NordicTrack will adversely impact the Company's operating results, cash flows, and liquidity. Therefore, the Company has commenced discussions with BankBoston about terms to ensure continued borrowing availability under the Company's credit line. Based on preliminary discussions, CML believes that BankBoston will support the Company through its strategic review process.

        CML is a leading direct marketer of products for consumers that enhance healthy, active lifestyles. Its products are sold under the trade names NordicTrack, Nordic Advantage and Smith & Hawken.




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This news release contains forward-looking statements relating to market acceptance of the Company's product lines and the Company's quarterly performance over the balance of fiscal 1998, and such statements involve risks and uncertainties. In addition to the risk factors referred to in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, factors which may affect the Company's future operating results include: the market's response to the Company's new and existing products; the impact of competition in the Company's marketplace; the ability of the Company to successfully manage its marketing channels, including its wholesale channel; the Company's continuing efforts to reduce costs; the availability of capital resources; and delays in the introduction of new products.

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